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                                                                                           Exhibit A


                                   YANKEE ATOMIC ELECTRIC COMPANY
                                           BORROWING LOG
                                                                                             $000's
                                Type of  Int. Rate         Maturity         Daily    Total    $000's    Cum
Date     Instrument           Institution    Transaction   Nom.    Effec.  # Days   Date (1) Interest  Interest  Invested  Amount
----     ----------           -----------    -----------   ----    ------  ------   -------- --------  --------  --------  ------
Beginning Total @ 6/30/96                                                                    $5,600

30-Aug-96                     Bank of NY Borrowing   8.25  8.25     209    27-Mar-97 56.50   11,809.93  250

30-Aug-96                     Bank of NY Borrowing   8.25  8.25     178    27-Mar-97 33.90    6,034.93  150
                                                                                      ---
Quarterly Total                                                                       400

Ending Balance Total @ 9/30/96                                                                         $6,000

(1) Note:  Yankee has a $6,000,000 secured credit agreement with The Bank of New York.  Yankee can borrow at the Bank's prime rate until the agreement terminates on March 28, 1997.  Yankee can pay down any portion of the outstanding balance at its discretion.

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